Exhibit 10.7

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT #2 TO

EXCLUSIVE LICENSE AGREEMENT

This Amendment #2 (this “Amendment”) is entered into as of February 23, 2018 (the “Amendment Effective Date”) by and between Arena Pharmaceuticals, Inc. (“Licensor”) and Connect Biopharm LLC (“Company”), and modifies the Exclusive License Agreement dated June 19, 2012 by and between the parties, as amended (the “Existing Agreement” and together with this Amendment, the “Agreement”).

The parties hereto agree to amend the Existing Agreement in the following respects:

1.	The last sentence of Section 10.1(b) of the Existing Agreement is hereby replaced with the following:

“At any time prior to or contemporaneous with the filing of an answer to the ICC, the other party may, by written notice to the party initiating binding arbitration, add any related issues to be resolved.”

2.	Section 10.10 of the Existing Agreement is hereby replaced with the following in its entirety:

“10.10 Notices. Any notice or communication required or permitted under this Agreement shall be in writing in the English language. Any notice must be delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, ten (10) calendar days after the date of postmark; or (c) if delivered by internationally recognized overnight courier, the next business day the courier regularly makes deliveries (taking into consideration the location of the sending party and the receiving party for international deliveries).

If to Company, notices must be addressed to:

Connect Biopharm LLC

12707 High Bluff Drive, Suite 200

San Diego CA 92130

Attention: [***]

Telephone: [***]”

If to Licensor, notices must be addressed to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attention: General Counsel

Telephone: [***]

3.

Unless otherwise specifically stated herein, all of the terms and conditions of the Existing Agreement shall remain in full force and effect. The Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings, letters of intent and agreements between the parties respecting the subject matter hereof. The Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the authorized representatives of the parties.

4.

This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of both parties. This Amendment may be executed by exchange of PDF copies, and in two or more counterparts, each of which will be deemed an original document, and all of which, together with this writing. will be deemed one instrument.

Whereupon, the parties have caused this Amendment to be executed by their duly authorized agents, as of the Amendment Effective Date.

ARENA PHARMACEUTICALS, INC.	CONNECT BIOPHARM LLC

By:	/s/ Katie Cohen Name: Katie Cohen Title: Associate General Counsel	By:	/s/ Zheng Wei Name: Zheng Wei Title: CEO

Date: 26 February 2018		Date: Feb. 24, 2018